EXHIBIT 3.5

ARTICLES OF AMENDMENT TO

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

Liberator, Inc.

Pursuant to Section 607.1006 of the Florida Business Corporation Act of the State of Florida (the “FBCA”), the undersigned Chief Financial Officer of Liberator, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the laws of the State of Florida and bearing Document Number P99000018914, does hereby certify:

FIRST: The Board of Directors approved the following amendment to the Corporation’s Articles of Incorporation by a unanimous written consent on August 31, 2015 pursuant to Section 607.0821 of the FBCA, and recommended that the Corporation’s shareholders approve such amendment.

SECOND: The holders of a majority of the Corporation’s issued and outstanding common stock and Series A Convertible Preferred Stock, representing its sole class of voting securities, approved the following amendment to the Corporation’s Articles of Incorporation by written consent on August 31, 2015 pursuant to Section 607.0704 of the FBCA. The number of votes cast by the majority shareholder was sufficient for approval.

THIRD: Article I of the Corporation's Articles of Incorporation is hereby deleted in its entirety and replaced with the following:

ARTICLE I

NAME

The name of the Corporation is Luvu Brands, Inc.

FOURTH: The effective date of these Articles of Amendment shall be November 5, 2015.

IN WITNESS WHEREOF, the undersigned duly authorized officer has executed these Articles of Amendment as of October 14, 2015.

Liberator, Inc.

By: /s/ Ronald P. Scott

Ronald P. Scott, Chief Financial Officer